Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Arena Pharmaceuticals, Inc:

We consent to the use of our reports dated March 3, 2014 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

January 20, 2015